AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 1999 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges).

                                                                              For Fiscal Years Ended
                                                   -----------------------------------------------------------------------
                                                        1999           1998          1997           1996           1995
                                                   -----------------------------------------------------------------------
Net earnings                                          $ 14,088       $ 11,455       $ 5,940        $ 2,319          $ 581
Income tax expense                                       7,763          6,435         3,062            802            313

Interest charges                                        22,427         13,190         5,175          2,668          1,213
Amortization of debt issuance costs                      1,012          1,171           535            505            436
Interest portion of rental expense                         232            136            40             32             16
                                                   -----------   ------------   -----------    -----------   ------------

Earnings available to cover
   fixed charges                                      $ 45,522       $ 32,387      $ 14,752        $ 6,326        $ 2,559
                                                   ===========   ============   ===========    ===========   ============

Fixed charges
   Interest charges                                     22,427         13,190         5,175          2,668          1,213
   Amortization of debt issuance costs                   1,012          1,171           535            505            436
   Interest portion of rental expense                      232            136            40             32             16
                                                   -----------   ------------   -----------    -----------   ------------

      Total fixed charges                             $ 23,671       $ 14,497       $ 5,750        $ 3,205        $ 1,665
                                                   ===========   ============   ===========    ===========   ============

Ratio of earnings to fixed charges                        1.92           2.23          2.56           1.97           1.54
                                                   ===========   ============   ===========    ===========   ============